Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is entered into on this 3rd day of March, 2005, by and among Yak Communications (Canada) Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (“Yak”), Consortio, Inc., a corporation incorporated under the laws of the State of Delaware and Convenxia Limited, a corporation incorporated under the laws of the United Kingdom (“Convenxia”). Yak, Consortio and Convenxia are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Software Acquisition Agreement, dated as of June 20, 2003 (the “Acquisition Agreement”) whereby Yak acquired from Consortio and Convenxia certain software (including enhancements and derivative works relating thereto) used by Yak in the provision of telecommunication services (the “Software”);

WHEREAS, a portion of the purchase price under the Acquisition Agreement is evidenced by a promissory note (the “Note”) in the original principal amount of $8,535,000 executed by Yak in favor of Consortio;

WHEREAS, in connection with the Acquisition Agreement, the Parties entered into that certain Joint Venture Agreement whereby (i) Convenxia was granted a license by Yak to exploit the Software outside of Canada; (ii) the Parties agreed to further develop and enhance the Software; and (iii) the Parties agreed to share certain revenues arising from the use of the Software (the “Joint Venture Agreement”);

WHEREAS, Yak and Convenxia entered into that certain Professional Services Agreement, dated as of April 7, 2004, whereby Yak has engaged Convenxia to perform certain services in connection with the further development of the Software for commercial use (the “Professional Services Agreement”);

WHEREAS, due to certain circumstances which have arisen since the entry into the Acquisition Agreement, including the inability of Convenxia and Consortio to market and sell the Software for commercial use, the Parties’ use of the Software has diverged;

WHEREAS, the sole recourse on the Note by Convenxia is to take possession of the Software, which, as a result of the divergent uses by the parties, makes it highly unlikely that Yak will pay the Note, leaving Convenxia with its sole remedy being to repossess the Software;

WHEREAS, as a result of this change in circumstances, the Parties desire to cancel the Note and modify certain terms of the Joint Venture Agreement in exchange for Yak’s continuing development efforts with respect to the Software pursuant to the terms of the Professional Services Agreement (and the statements of work (“SOWs”) issued pursuant thereto) despite the divergence in the utilization of the Software; and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to the Software, under the terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the foregoing preliminary statements are true and correct and further agree as follows:

AGREEMENT

1. Recitals. The foregoing recitals are true and correct and are hereby incorporated herein by this reference.

2. Settlement Terms. The Parties agree as follows:

(a) Consortio hereby agrees that the Note is hereby cancelled and that all amounts currently outstanding thereunder including the entire outstanding principal amount thereof and any accrued and unpaid interest thereon is hereby satisfied. Upon the execution of this Agreement, the Note shall be deemed null and void with no further effect and Consortio shall deliver the original Note to Yak for cancellation.

(b) Upon the execution of this Agreement, Yak shall make a payment to Consortio in the amount of $150,000 in consideration of Consortio and Convenxia’s entry into this Agreement.

(c) Except as expressly provided herein (specifically with respect to the cancellation of the Note and the modifications to the Joint Venture Agreement set forth below), the Acquisition Agreement, Joint Venture Agreement and Professional Services Agreement along with any outstanding SOWs (in substantially the same form as set forth in Schedule A attached hereto) issued pursuant thereto, together with any documents or instruments executed in connection therewith (collectively, the “Transaction Documents”) are hereby reaffirmed and ratified in all respects. In the event of any conflict between the terms or provisions of this Agreement and the Transaction Documents, then this Agreement shall prevail in all respects. Otherwise, the provisions of the Transaction Documents shall remain in full force and effect.

3. Modification to the Joint Venture Agreement. The terms and conditions of Article 5 of the Joint Venture Agreement shall be modified as follows:

(a) Section 5.1(a) is hereby deleted in its entirety; Convenxia shall have no further obligation to pay Yak the technology access fee described therein.

(b) Section 5.1(b) is hereby deleted in its entirety and replaced with the following:

“(b)	during the period commencing July 1, 2003 and ending June 30, 2006, an amount, determined and paid quarterly, equal to 4% of Gross Revenue.”

(c) Section 5.1(c) is hereby deleted in its entirety and replaced with the following:

“(c)	during the period after June 30, 2006, an amount, determined and paid quarterly, equal to 2.75% of Gross Revenue.”

4. Rights and Obligations of the Parties with Respect to the Software.

(a) The Parties hereby recognize, acknowledge and reaffirm that Yak is the sole owner of the Software (including all enhancements relating thereto), the Source Code, the Object Code, the Derivative Works, the Marks and Yak’s Proprietary Rights (as such terms are defined in the Joint Venture Agreement).

(b) The Parties hereby recognize, acknowledge and reaffirm that Yak has the unrestricted right and authority to exploit and otherwise utilize the Software (along with the associated rights described in subsection 4(a), above) all in accordance with the provisions of the Joint Venture Agreement, particularly Article 2 thereof.

(c) The Parties hereby recognize, acknowledge and reaffirm that Yak is not subject to any noncompetition or other restrictive covenant with respect to the exploitation or utilization of the Software for its internal purposes, for use by its customers or other third parties or through resellers or distributors (whether or not in competition with the joint venture created pursuant to the Joint Venture Agreement).

(d) The Parties acknowledge that the initial two phases of the development of the Software have been completed pursuant to the SOWs issued under the Professional Services Agreement (copies of which are attached hereto as Schedule A). The Parties shall continue to develop and enhance the Software pursuant to the terms and conditions of the Professional Services Agreement and the statements of work issued pursuant thereto from time-to-time. Specifically, Yak hereby commits to fund an amount not to exceed $350,000 for the completion of “Phase 3” of the further development of the Software for commercialization, payable in four equal payments of $87,500 for March 15, April 15, May 15 and June 15. Notwithstanding the foregoing, the Parties acknowledge that any further development or enhancement of the Software shall be in Yak’s sole and absolute discretion and Yak shall not be obligated to make any further development or enhancement except as set forth herein.

5. Books and Records. Each of the Parties shall maintain, at their respective principal executive office, separate books and records relating to the ownership, development or utilization of the Software. Such books and records shall be open to inspection and examination at reasonable times by each of the Parties and their duly authorized representatives for any purpose reasonably related to the development, sale or utilization of the Software and each of the Parties shall cause their respective officers, employees, accountants, attorneys, engineers, agents and other representatives to furnish to the requesting Party with such financial and operating data and other information with respect to the Softwares the requesting Party may from time to time reasonably request. Each of the Parties agrees to keep all such information confidential and not to disclose such information to any other person other than such Party’s advisors and other representatives with a need to know.

6. Request for Documentation. The Parties shall cooperate and promptly provide any records, reports, documentation or other information requested by any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority (including any taxing authority) or agency relating to or arising from the use, ownership, development of the Software or otherwise pertaining thereto. Copies of any information so provided shall be delivered to the other Parties.

7. Representations, Warranties and Acknowledgments of the Parties. Each of the Parties hereby acknowledges, represents, warrants, covenants and agrees as hereinafter set forth:

(a) Each of the Parties has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each of the Parties enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby requires the approval or consent of any third party, whether governmental or otherwise.

(b) The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement will not conflict with, or constitute or result in a breach, default or violation of (i) any law, ordinance, regulation or rule applicable to any of the Parties; (ii) any order, judgment, injunction or other decree by which any of the Parties is bound; or (iii) any written or oral contract, agreement, or commitment to which any of the Parties is a party.

(c) The representations and warranties contained in this Section do not contain any untrue statement of a material fact or omit to state a material fact required or necessary to be stated therein to make the statements made therein, in light of the circumstances in which they were made, not misleading.

8. Survival and Indemnification.

(a) The representations, warranties, covenants and agreements contained herein to be performed or complied with after the closing of the transactions contemplated hereby shall survive without limitation as to time, unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive until the expiration of such specified term.

(b) From and after the closing of the transactions contemplated hereby, each Party shall indemnify, defend and hold harmless the other (the party seeking indemnification being referred to as the “Indemnified Party”) from, against and in respect of any and all claims, losses, liabilities and damages, including, without limitation, amounts paid in settlement, reasonable costs of investigation and reasonable fees and disbursements of counsel (whether at the pre-trial, trial or appellate levels) which the Indemnified Party shall suffer, sustain or become subject to by virtue of or which arises our of, or results from the breach of any representation, warranty, covenant or agreement, set forth in this Agreement or contained in any instrument or certificate delivered pursuant hereto. To the extent incurred prior to a settlement or conclusion of any litigation arising hereunder, such reasonable costs and fees shall be paid by the Indemnifying Party as incurred by the Indemnified Party. Without limiting the foregoing, Consortio and Convenxia agree that the foregoing agreement to defend and indemnify Yak shall include, without limitation, any and all claims, losses, liabilities and damages which Yak may suffer, incur, sustain or become subject to as a result of any pending or anticipated legal proceeding brought against Consortio and/or Convenxia and/or Yak arising from the use, ownership or any other rights relating to or arising from the Software (including, without limitation, that certain action styled Zamagias v. Consortio, Inc. et al, Case No. 04-011272, In the Court of Common Pleas of Allegheny County, Pennsylvania).

(c) The Indemnified Party shall promptly provide the Indemnifying Party with the Indemnification Notice, specifying in detail the basis of such claim, the facts pertaining thereto and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter all information and documentation necessary to support and verify the claim asserted and the Indemnifying Party shall be given reasonable access to all books and records in the possession or control of the Indemnified Party or any of its affiliates which the Indemnifying Party reasonably determines to be related to such claim.

9. Injunction. It is recognized and hereby acknowledged by the Parties hereto that a breach by any Party of any of the covenants contained herein will cause irreparable harm and damage to the non-breaching Parties, the monetary amount of which may be virtually impossible to ascertain. As a result, each of the Parties recognize and hereby acknowledge that in the event of a breach the non-breaching Parties shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Agreement and that such right to injunction shall be cumulative and in addition to whatever other remedies the Parties may possess hereunder or pursuant to applicable law.

10. Notices. Any notices, requests, demands and other communications required or permitted to be given hereunder must be in writing and, except as otherwise specified in writing, will be deemed to have been duly given when personally delivered or facsimile transmitted, or three days after deposit in the United States mail, by certified mail, postage prepaid, return receipt requested, as follows:

If to Yak:

Yak Communications (Canada) Inc.

300 Consilium Place, Suite 500

Toronto, Ontario, Canada M1H 3G2

Facsimile: 647-722-2763

Attention: Charles Zwebner

With a copy to:

Dennis J. Olle, Esq.

Adorno & Yoss LLP

2525 Ponce de Leon Boulevard, Suite 400

Miami, Florida 33134-6012

Facsimile: 305-460-1422

If to Convenxia:

Convenxia Limited

Orchard Lea

Winkfield Lane

Winkfield, Berkshire SL4 4RU

United Kingdom

Facsimile: 011-44-208-181-6448

If to Consortio:

9040 Willow Road

Redmond, Washington 98073

Facsimile: 011-44-208-181-6448

Attention: Raymond Cheng

or to such other person at such location as either party hereto may subsequently designate in a similar manner.

11. Force Majeure. Notwithstanding any other provision set forth in this Agreement, the Parties shall not be liable for any failure or delay in performance of any obligation under this Agreement in the event of a “Force Majeure” such as fire, explosion or other catastrophe, earthquake, epidemic, nuclear incident, sabotage, flood, typhoon or unusually severe weather, war, act of terrorism, strike, riot, civil disobedience, act of God or any governmental law, decree or ordinance. Once any Force Majeure event occurs and any inability to perform hereunder or delay in performance caused by such Force Majeure ceases, the party whose performance was so delayed by such Force Majeure event shall promptly perform its obligations pursuant to the provisions hereof.

12. Litigation. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement or the transactions contemplated hereby, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorney fees, paralegal fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. The Parties hereby agree that any such legal action shall be brought in a court of competent jurisdiction in Miami-Dade County, Florida.

13. Governing Law. This Agreement shall be interpreted, construed and governed by and under the laws of the State of Florida and any dispute hereunder must be commenced in Miami-Dade County, Florida.

14. Severability. If any provision or clause of this Agreement is held to be invalid by a court of competent jurisdiction, then such provision shall be severed herefrom and such invalidity shall not affect any other provision of this Agreement, the balance of which shall remain and have its intended full force and effect. However, if such invalid or unenforceable provision would have been valid and enforceable if it had been restricted to a shorter time or narrow geographic territory, then such time and territory shall be deemed reduced to the maximum time and territory enforceable by law.

15. Headings. The headings and titles of the sections of this Agreement are not a part of this Agreement but are for convenience only and are not intended to define, limit or construe the contents of the various paragraphs.

16. Entire Agreement; Amendment. This Agreement, upon execution by all of the Parties, sets forth the entire understanding of the Parties hereto and supersedes all prior agreements, whether oral or written, pertaining to the subject matter hereof. No provision of this Agreement shall be modified except by a written instrument duly signed and acknowledged by each of the Parties hereto.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

18. No Interpretive Presumption Based on Drafting. The drafting and negotiation of this Agreement has been participated in by each of the Parties hereto for all purposes and this Agreement shall be deemed to have been drafted equally and jointly by each of said Parties. All Parties have been advised and have had the opportunity to consult with and have this Agreement reviewed by separate and independent counsel prior to the execution hereof and by each party’s execution and delivery of this Agreement such party shall be deemed to either have had such a review or to voluntarily waive such review. The Parties acknowledge that they have executed this Agreement only after due consideration and they were not coerced or intimidated to execute this Agreement, and that in executing this Agreement, the Parties and their respective counsel have not relied upon any oral or written statements or acts made by any other party other than as expressly set forth in this Agreement.

19. Confidentiality of Agreement. At all times following the date of the execution of this Agreement, the Parties hereby agree to hold in strict confidence the existence of this Agreement as well as all business and other information relating to the terms and provisions of this Agreement and, except as otherwise required by law, or in connection with an action brought to enforce this Agreement, or as to information which becomes publicly available other than from the Parties, not to disclose or otherwise reveal the existence of this Agreement or any information contained herein to any other person or entity (except for their respective attorneys and accountants) without, in each instance, the prior written consent of the non-disclosing party.

20. No Third Party Beneficiaries. Except as specifically provided herein, nothing contained in this Agreement shall be deemed to create any benefit, obligation or contractual relationship between one or more of the Parties hereto and any third party; nor shall anything contained in this Agreement be deemed to give any third party any claim or right of action against any party hereto which does not otherwise exist without regard to this Agreement.

21. Additional Acts. The Parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this Agreement, which may be reasonably required for the implementation of this Agreement and the transactions contemplated hereby.

22. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

YAK COMMUNICATIONS (CANADA) INC.

By:	/s/ Charles Zwebner
Charles Zwebner
Chief Executive Officer

CONSORTIO, INC.

By:	/s/ Raymond Cheng
Raymond Cheng
Chief Executive Officer

CONVENXIA LIMITED

By:	/s/ Raymond Cheng
Raymond Cheng
Chief Executive Officer